                FORM OF RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            KIEWIT MATERIALS COMPANY

                             Pursuant to Section 245
                   of the Delaware General Corporation Law

      Kiewit Materials Company, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

            1. The name of the Corporation is Kiewit Materials Company.

            2. The original Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on February 2, 1999.

            3. This Restated Certificate of Incorporation, which was duly adopted pursuant to Sections 242 and 245 of the Delaware General Corporation Law, restates and integrates and further amends the provisions of the Restated Certificate of Incorporation of the Corporation.

            4. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

                                   ARTICLE I
                                      NAME


      The name of the Corporation (the "Corporation") is Kiewit Materials
Company.


                                   ARTICLE II
                     REGISTERED OFFICE AND REGISTERED AGENT

      The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III
                                    PURPOSES

      The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

                                   ARTICLE IV
                            AUTHORIZED CAPITAL STOCK

      The total number of shares of capital stock which the Corporation shall have the authority to issue is 110,000,000 shares, consisting of 100,000,000 shares of Common Stock, par value

$.01 per share (the "Common Stock") and 10,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

                                   ARTICLE V
                                  COMMON STOCK

A.    Dividends.

      After dividends payable on any Preferred Stock have been declared and set aside on such Preferred Stock having a preference over the Common Stock with respect to the payment of such dividends, the holders of Common Stock shall be entitled to receive, when and as declared, out of assets and funds legally available therefor, cash or non-cash dividends payable as and when the Board of Directors in its sole business judgment so declares. Any such dividend shall be payable ratably to all record holders of Common Stock as of the record date fixed by the Board of Directors in accordance with the By-laws of the Corporation for the payment thereof.

B.    Liquidation Rights.

      In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation ("Liquidation"), the holders of Common Stock, then outstanding shall be entitled to be paid ratably out of the assets and funds of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any Preferred Stock upon Liquidation, an amount equal to their share (including any declared but unpaid dividends on the Common Stock, subject to proportionate adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares) of such assets and funds.

C.    Voting.

         1. Except as required by law, or as otherwise provided herein or in any amendment hereof, the entire voting power of the Corporation with respect to all matters shall be vested in the holders of Common Stock.

         2. Each holder of Common Stock entitled to vote shall at every meeting of the stockholders of the Corporation be entitled to one vote for each share of Common Stock registered in his or her name on the record of stockholders.

                                   ARTICLE VI
                                 PREFERRED STOCK

      The Preferred Stock may be issued from time to time as herein provided in one or more series. The designations, relative rights, preferences and limitations of the Preferred Stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or differ from those of any other series. The Board of Directors is hereby expressly granted authority, subject to the provisions of this Article VI, to fix, from time to time before issuance thereof, the number of shares in each series and all designations, relative rights, preferences and limitations of the shares in each such series, including, but without limiting the generality of the foregoing, the following:

                  A. the designation of the series and the number of shares to constitute each series;

                  B. the dividend rate on the shares of each series, conditions on which and times at which dividends are payable, whether dividends shall be cumulative, and the preference or relation (if any) with respect to such dividends (including preferences over dividends on the Common Stock or any other class or classes);

                  C. whether the series will be redeemable (at the option of the Corporation or the holders of such shares or both, or upon the happening of a specified event) and, if so, the redemption prices and the conditions and times upon which redemption may take place and whether for cash, property or rights, including securities of the Corporation or another corporation;

                  D. the terms and amount of any sinking, retirement or purchase fund;

                  E. the conversion or exchange rights (at the option of the Corporation or the holders of such shares or both, or upon the happening of a specified event), if any, including the conversion or exchange price and other terms of conversion or exchange;

                  F. the voting rights, if any (other than any voting rights that the Preferred Stock may have as a matter of law);

                  G. any restrictions on the issue or reissue or sale of additional Preferred Stock;

                  H. the rights of the holders upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (including preferences over the Common Stock or any other class or classes or series of stock); and

                  I. such other special rights and privileges, if any, for the benefit of the holders of Preferred Stock, as shall not be inconsistent with provisions of this Restated Certificate of Incorporation.

      All shares of Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. All shares of Preferred Stock of all series shall be of equal rank and shall be identical in all respects except that any series may differ from any other series with respect to any one or more of the designations, relative rights, preferences and limitations described or referred to in subparagraphs A. to I. inclusive above.

                                  ARTICLE VII
                                    DIRECTORS

         A. The Board of Directors shall consist of no fewer than five persons and no more than fifteen persons, and such number shall be fixed by, or in the manner provided in, the By-laws of the Corporation.

         B. Upon the filing of this Restated Certificate of Incorporation with the Secretary of State of Delaware (the "Effective Time"), the Board of Directors shall be divided into three classes to be designated as Class I, Class II and Class III. The Board of Directors, by resolution, shall designate the class in which each of the directors then in office shall serve upon such classification. The terms of office of the classes of directors so designated by the Board of Directors shall expire at the times of the annual meetings of the stockholders as follows: Class I on the first annual meeting of stockholders following the Effective Time, Class II on the second annual meeting following the Effective Time and Class III on the third annual meeting following the Effective Time, or thereafter in each case when their respective successors are elected and qualified. At each subsequent annual election, the directors chosen to succeed those whose terms are expiring shall be identified as being of the same class as the directors whom they succeed, and shall be elected for a term expiring at the time of the third succeeding annual meeting of stockholders, or thereafter in each case when their respective successors are elected and qualified. The number of directorships shall be apportioned among the classes so as to maintain the classes as nearly equal in number as possible.

         C. A director may be removed from office only for cause and only by vote of the holders of at least eighty percent (80%) of the outstanding stock entitled to vote in an election of directors.

         D. Any vacancy on the Board of Directors, however resulting, may be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

                                  ARTICLE VIII
                            TRANSFER RESTRICTIONS AND
              DUTY OF THE CORPORATION TO REPURCHASE COMMON STOCK

      The following restrictions on the transfer of the Common Stock are hereby imposed:

A.    Transfer Restrictions on the Common Stock.

         1. Transfer Restrictions. The holders of Common Stock shall not sell, assign, pledge, hypothecate or otherwise dispose of or encumber ("Transfer") such stock other than in accordance with the terms of this Article VIII. Any Transfer or purported Transfer of shares of Common Stock in violation of this
Article VIII shall be null and void and of no effect.

         2. Death. Upon the death of any holder of Common Stock, the Common Stock previously held by such stockholder shall be Transferred to such stockholder's heirs, executor or legal representative. The Common Stock so Transferred shall remain subject to the Transfer restrictions provided for in this Article VIII.

         3. Pledges. Notwithstanding anything contained in this Article VIII to the contrary, a holder of Common Stock may pledge Common Stock for loans in connection with the ownership of Common Stock.

         4. Distribution by Peter Kiewit Sons', Inc. Notwithstanding anything contained in this Section A to the contrary, Peter Kiewit Sons', Inc. may Transfer any shares of Common Stock it holds to any Person without complying with the provisions of this Article VIII.

         5. Initial Public Offering. In the event that the Corporation decides to conduct an initial public offering of the Common Stock, each holder of Common Stock who, immediately prior to the completion of such offering, owns one percent (1%) or more of the Common Stock then outstanding and the officers and directors of the Corporation shall not Transfer any shares of Common Stock they hold for a period, to be determined by the Board of Directors, of up to one hundred and eighty days following completion of such offering; provided, however, such persons may, during such period, Transfer shares of Common Stock pursuant to paragraphs 2 and 3 of this Section A.

         6. Termination. The Board of Directors may terminate any or all of the restrictions on Transfer of the Common Stock contained in this Article VIII at any time or from time to time. In the event that the Board of Directors so terminates any such Transfer restriction, the Corporation shall provide the holders of Common Stock with written notice of such termination within 10 days following such termination.

B.    Transfers to Certain Authorized Transferees.

      With the prior approval of the Board of Directors, a holder of Common Stock may transfer such stock to (i) fiduciaries for the benefit of such holder and/or such holder's spouse and/or children, (ii) corporations one hundred percent (100%) owned by such holder or by such holder and such holder's spouse and/or children, (iii) fiduciaries for the benefit of such corporations, and
(iv) charities and fiduciaries for charities designated by such holder of Common Stock. Any stock so transferred shall remain subject to the Transfer restrictions in this Article VIII.

C. Sales to the Corporation.

      Subject to the limitations set forth below in this Article VIII, holders of Common Stock may at any time on or prior to the fifteenth day of any calendar month offer to sell part or all of their shares of Common Stock to the Corporation by delivering the certificate or certificates for such stock with a written notice offering such stock to the Corporation. Any such offer shall be accepted by the Corporation, and payment shall be made for such stock within 10 days after receipt of such certificates and such written notice by the Corporation, without interest, unless after giving effect to such sale there remain outstanding fewer than 1,000 shares of stock of the Corporation having full voting power.

D.    Termination of Repurchase Duties.

      If the Board of Directors determines that the Common Stock is publicly traded, the Board of Directors may terminate the Corporation's duty to repurchase shares of Common Stock in accordance with this Article VIII. In the event that the Board of Directors so terminates such repurchase obligations, the Corporation shall provide the holders of Common Stock with written notice of such termination within 10 days following such termination.

E.    Suspension of Repurchase Duties.

      If the Board of Directors determines that the Formula Value (as defined herein) at the end of the fiscal year during which such determination is made is likely to be less than (i) the Formula Value at the end of the prior fiscal year less (ii) the aggregate amount of dividends declared on the Common Stock since the end of the prior fiscal year, the Board of Directors may suspend the Corporation's duty to repurchase shares of Common Stock in accordance with this
Article VIII. Any such suspension shall not extend for a period longer than 365 days from the date of the Board of Directors' declaration of suspension. During any such suspension period, the Corporation shall not repurchase any shares of Common Stock tendered for repurchase pursuant to paragraph C of this Article VIII.

F.    Limitations on Cash Repurchase Duties.

         1. For purposes of this paragraph F, the "5% Threshold" means a number of shares of Common Stock equal to 5% of the aggregate number of such shares outstanding as of the end of the fiscal year ending immediately prior to the date of determination.

         2. If, after taking into account the number of shares of Common Stock tendered for repurchase by the Corporation during the first 15 days of any calendar month (the "Tendered Shares"), the aggregate number of shares of such stock that have been tendered for repurchase during the fiscal year during which such month falls equals or exceeds the 5% Threshold, the Board of Directors may declare that cash payments for the repurchase of Common Stock are not in the best interests of the Corporation. The Board of Directors shall make any such declaration prior to the expiration of the 10-day period during which the Corporation must accept offers by holders of Common Stock to sell such stock, pursuant to Section C of this Article VIII, and shall promptly provide to the holders of Tendered Shares with respect to such calendar month a written notice specifying:

                  a) the number of the Tendered Shares that will be purchased for cash (which may, in the discretion of the Board of Directors, be a number calculated to limit the aggregate number of shares purchased for cash during the relevant fiscal year to the 5% Threshold or a greater percentage); and

                  b) the terms (including interest rate and prepayment rights, if any) of promissory notes maturing on a date to be determined by the Board of Directors, but not later than five years after the date upon which the holder of such promissory note tendered the Tendered Shares, which will be issued by the Corporation in payment for any Tendered Shares that are not purchased for cash (the "Limited Tendered Shares") and the tender of which is not withdrawn pursuant to subparagraph 3, below.



         3. Upon receipt of the notice required by subparagraph 2, each holder of Tendered Shares may elect to withdraw such holder's tender of all or any portion of the Limited Tendered Shares. Written notice of any such election shall be provided to the Corporation not later than 10 days after the date upon which the notice provided by the Corporation is given pursuant to subparagraph 2, above.


         4. After the date of any declaration by the Board of Directors pursuant to subparagraph 2, the Corporation shall continue to be obligated to purchase shares of Common Stock subsequently tendered for repurchase during the relevant fiscal year, but payment for any such shares shall be made in the form of a promissory note maturing on a date to be determined by the Board of Directors, but not later than five years after the date upon which such shares are tendered. The terms of any such notes shall be determined by the Board of Directors at the time at which any of the Common Stock is tendered; provided, however, that the Corporation shall provide written notice to any tendering stockholder of the terms of such note not later than 10 days after the date of tender, and such stockholder shall be entitled to withdraw the tender of any or all of such shares by providing written notice of such withdrawal to the Corporation not later than 10 days after the date upon which the notice of such terms from the Corporation is given.

G.    Common Stock Per Share Price.

      Subject to the limitations set forth in this Article VIII, the Corporation shall purchase any share of Common Stock pursuant to this Article VIII for a price equal to the Common Stock Per Share Price (as defined herein).

H.    Payments Where Common Stock Per Share Price Not Yet Computed.

      If, with respect to any sale of Common Stock pursuant to Section C of this
Article VIII, the Common Stock Per Share Price has not been computed within the time period prescribed for payment for such Common Stock because the preparation of the audited consolidated financial statements of the Corporation and its consolidated subsidiaries have not yet been completed, the Corporation shall, within the time period prescribed for payment for such Common Stock, make an initial payment to the holder of such Common Stock in an amount equal to the price that would have been paid if such sale had been made in the preceding fiscal year. The balance, if any, shall be paid by the Corporation to the holder of such Common Stock within 10 days after the date on which the Common Stock Per Share Price has been computed. In the event that the Common Stock Per Share Price is less than the per share price paid by the Corporation in the "initial payment" provided for in this Section (H), the Corporation shall be entitled to recover from such holder an amount equal to the product of (1) the number of shares of Common Stock sold, and (2) the excess of such price per share paid in the initial payment and the Common Stock Per Share Price. Such excess shall be paid by the person or entity to whom the Corporation made the "initial payment" within ten (10) days of the date of a written notice from the Corporation to pay such amount, without interest.

I.    Definitions for purposes of Article VIII.

         1. "Common Stock Per Share Price" with respect to any share of Common Stock, means the amount determined by dividing:

                  a) the sum of (i) the Formula Value plus (ii) the face amount of any outstanding Convertible Debentures, determined as of the fiscal year end immediately preceding the date of determination (the "prior year end"); by


                  b) the sum of (i) the total number of issued and outstanding shares of Common Stock, plus (ii) the total number of shares reserved for the conversion of outstanding Convertible Debentures convertible into Common Stock, in each case, except as specified below, determined as of the prior year end; and


                  c) deducting from the quotient (rounded down to the nearest $0.01) the amount of any dividends per share declared on Common Stock subsequent to the prior year end and prior to the date of determination.


         Notwithstanding the foregoing, the number of issued and outstanding shares of Common Stock utilized for purposes of determining the Common Stock Per Share Price during fiscal year 2000 shall take into effect any shares of Common Stock issued to Peter Kiewit Sons', Inc., during fiscal year 2000.


         2. "Convertible Debenture" means any debenture or other instrument evidencing indebtedness of the Corporation convertible at any time into shares of Common Stock.

         3. "Formula Value" means:

            (a) the total stockholders' equity as shown on the consolidated balance sheet contained in the consolidated financial statements of the Corporation and consolidated subsidiaries, prepared in conformity with generally accepted accounting principles applied on a consistent basis for the Corporation and its consolidated subsidiaries as of the prior year end and audited and certified by an independent firm of certified public accountants selected and engaged by the Board of Directors; minus

            (b) the sum of (x) such total stockholders' equity attributable to any issued and outstanding Preferred Stock, plus (y) the amount of any accrued, accumulated and undeclared dividends on such Preferred Stock, all as of the date of determination.


      Notwithstanding the foregoing, the Formula Value determined on any date in fiscal year 2000 shall be increased by the amount, determined in accordance with generally accepted accounting principles, of any capital contributions made to the Corporation by Peter Kiewit Sons', Inc. during fiscal year 2000 prior to such date, other than any capital contributions made in connection with the issuance of any Convertible Debentures in exchange for convertible debentures of Peter Kiewit Sons', Inc.


                                   ARTICLE IX
                               STOCKHOLDERS' VOTE

      Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting duly noticed and called, as provided in the By-laws of the Corporation, and may not be taken by a written consent of the stockholders.

                                   ARTICLE X
                                 INDEMNIFICATION

      The Corporation shall indemnify each person who is or was a director, officer or employee of the Corporation (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under applicable law.

      The indemnification provided by this Article X shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                   ARTICLE XI
                             LIMITATION OF LIABILITY

      A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith of which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after approval by the stockholders of this Article XI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

      Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE XII
                                SPECIAL MEETINGS

      Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, the President or the Chairman of the Board of Directors. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.

                                  ARTICLE XIII
                          RATIFICATION BY STOCKHOLDERS

      Any contract, transaction or act of the Corporation or of the directors, which shall be ratified by a majority of a quorum of the stockholders then entitled to vote at any annual meeting or at any special meeting called for such purpose, shall, so far as permitted by law and by this Restated Certificate of Incorporation, be as valid and as binding as though ratified by every stockholder entitled to vote at such meeting.

                                  ARTICLE XIV
                            AMENDMENTS OF CERTIFICATE

      The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation or in any amendment hereto by the affirmative vote of a majority of the outstanding stock entitled to vote thereon; provided, however, that; (A) Articles VIII, IX and XII of the Restated Certificate of Incorporation and any amendments to such Articles shall not be amended except by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding stock entitled to vote thereon;
(B) Article VII of this Restated Certificate of Incorporation shall not be amended except by the affirmative vote of at least eighty percent (80%) of the outstanding stock entitled to vote thereon; (C) clause (B) of this Article XIV shall not be amended except by the affirmative vote of at least eighty percent (80%) of the outstanding stock entitled to vote thereon; and (D) all other provisions of this Article XIV shall not be amended except by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding stock entitled to vote thereon.

                                   ARTICLE XV
                                     BY-LAWS

      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the By-laws of the Corporation. In addition, the By-laws of the Corporation may be adopted, repealed, altered, amended or rescinded by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding stock entitled to vote thereon; provided, however that Sections 3.2, 3.3, 3.4 and 3.5 of such By-Laws may only be repealed, altered, amended or rescinded by the affirmative vote of eighty percent (80%) of the outstanding stock entitled to vote thereon.

      IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by ___________________, its ___________________, this ____ day of ______, 2000.



                                          By:__________________________________
                                             Name:
                                             Title: